EXHIBIT (a)(vii)

                         Election and Grant Confirmation

Name:

Date:

Listed below are the original grant details for those Eligible Options which you tendered for cancellation and exchange which have been accepted and cancelled, and the New Options you have been granted. These Eligible Options have been cancelled as of April ___, 2003 and the New Options were granted on April , 2003, subject to the terms and conditions set forth in the Offer to Exchange, dated March 28, 2003, [as amended and supplemented] and the Plan under which your New Options were granted. You will be receiving a Grant Letter from our CEO within approximately one week and an option agreement within approximately two weeks.

                             Eligible                       Number of
                           Options Grant      Eligible     Outstanding                  Number of
Eligible Options           Type (ISO or    Options Grant    Eligible     New Options   Outstanding   New Options
   Grant Dates                 NQSO)           Price         Options      Grant Type   New Options   Grant Price
----------------           -------------   -------------   -----------   -----------   -----------   -----------

Total Number of Options:
                                                           -----------                 -----------